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                                                                    EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE


CONTACT, AT (781) 402-3410:
         GLENN L. COOPER, M.D.              WILLIAM B. BONI
         PRESIDENT AND CEO                  VP, CORP. COMMUNICATIONS


               STROKE TRIAL SHOWS NO EFFECT ON INFARCT SIZE AMONG

                          PATIENTS TREATED WITH CERAXON

   INTERNEURON DECIDES TO PROCEED WITH ADDITIONAL CLINICAL STUDIES OF CERAXON
                      BUT TO WITHDRAW APPLICATION FOR DRUG

 LEXINGTON, MA, April 20, 1998 - Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced that a preliminary analysis of a 100-patient trial with CerAxon(TM) (citicoline sodium) failed to meet its primary and the principal secondary endpoint. With respect to the primary endpoint, no difference was detected in the reduction of infarct size among patients with ischemic stroke who received 500 milligrams per day of CerAxon as compared with patients who received placebo. With respect to the principal secondary endpoint, the trial did not show an improvement in neurological function among drug-treated patients as compared with patients who received placebo. As a result, the Company has notified the FDA today of its decision to withdraw its New Drug Application
(NDA) for CerAxon pending the results of additional clinical testing.

This trial differed from earlier CerAxon clinical trials conducted by Interneuron in that its primary endpoint, or outcome analysis, was the measurement of infarct size by diffusion weighted magnetic resonance imaging. In the Company's first Phase 3 trial, the groups of patients who received 500 milligrams and 2000 milligrams daily of CerAxon achieved statistically significant improved neurological function, as compared with patients who received placebo. In the Company's second Phase 3 trial, which utilized the 500 milligrams daily dose, patients with moderate to severe stroke who received CerAxon showed similar improvement, as compared with patients who received placebo.

This most recent study was based on certain assumptions relating to reductions in infarct size among CerAxon and placebo patient groups. A placebo response rate unexpectedly higher than that previously reported in the literature may have accounted for the inability

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to detect a difference in infarct size reduction and neurological function among drug-treated patients, as compared with patients who received placebo.

"The Company remains highly committed to the clinical development of CerAxon and is withdrawing the NDA in order to obtain additional clinical data," said Glenn
L. Cooper, president and chief executive officer of Interneuron. "The new findings announced today, although in a small patient population, weaken the existing data package for CerAxon. We are closely evaluating protocol revisions, including increased dosage amounts, that would apply to an approximately 700-patient study expected to commence shortly. We believe we will have the results from this trial by the end of 1999, resulting in a significant delay in the potential launch of this product.

"The FDA's recent designation of CerAxon as a Fast Track drug means that that FDA has determined that CerAxon is intended to treat a serious or life-threatening condition that currently has an unmet medical need," added Dr. Cooper. "We are continuing to work with the FDA on the design of future studies with CerAxon," said Dr. Cooper.

As a result of the delay in its clinical development of CerAxon, Interneuron has also terminated the employment of its approximately 25-person sales force. Costs related to severance are not expected to be material.

The Company is proceeding on schedule with its other lead product development programs. Results from a Phase 2/3 clinical trial with pagoclone for panic/anxiety are expected in late summer 1998. In addition, the Company is conducting an ongoing Phase 3 clinical trial with BEXTRA(TM) (bucindolol) for congestive heart failure. Interneuron plans to continue its business strategy of development of its pipeline and continued in-licensing of new products. The Company may explore financing opportunities to further this strategy.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous system field, through four subsidiaries: Intercardia, Inc. focused on cardiovascular disease, Progenitor, Inc. focused on developmental genomics, Transcell Technologies, Inc. focused on carbohydrate-based drug discovery, and InterNutria, Inc. focused on dietary supplement products.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties as detailed from time to time in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including in particular, risks relating to the withdrawal of Redux and Redux-related litigation, uncertainties relating to regulatory approvals and clinical trials; product liability; the need for additional funds; the early stage of products under development; risks relating to product launches and managing growth; government regulation, patent risks, dependence on third parties and competition.

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